Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

WARRANT TO PURCHASE SHARES OF PREFERRED STOCK

For the Consideration stipulated in that certain Warrant Purchase Agreement dated as of March 8, 2021 between the Company and Holder (the “Purchase Agreement”), the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to Aron English (the “Holder”) by ANEBULO PHARMACEUTICALS, INC., a Delaware corporation (the “Company”).

Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1. Purchase of Shares.

(a) Number of Shares. Subject to the terms and conditions set forth herein and set forth in the Purchase Agreement, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to such number of shares of the Company’s Series A Preferred Stock, $0.001 par value per share, as is set forth next to Holder’s name in the Schedule of Purchasers attached to that certain Series A Preferred Stock Purchase Agreement by and among the Company and the purchasers named therein, as amended from time to time, and as adjusted pursuant to Section 7 hereof (the “Exercise Shares”).

(b) Exercise Price. The purchase price per share for the Exercise Shares issuable pursuant to this Section 1 shall be $10.11, as adjusted pursuant to Section 7 hereof. Such purchase price, as adjusted from time to time, is herein referred to as (the “Exercise Price”).

2. Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m. eastern standard time on the three year anniversary of the date of issuance (the “Exercise Period”) provided, however, that this Warrant shall no longer be exercisable and shall become null and void upon the consummation of a Corporate Transaction or Initial Public Offering. In the event of a Corporate Transaction or Initial Public Offering, the Company shall notify the Holder at least ten (10) days prior to the consummation of such Corporate Transaction or Initial Public Offering.

3. Method of Exercise.

(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Exercise Shares being purchased.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Exercise Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Exercise Shares represented by such certificate.

(c) As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of Exercise Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Exercise Shares equal to the number of such Exercise Shares called for on the face of this Warrant minus the number of Exercise Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

(d) Notwithstanding the provisions of Section 2 if the Holder has not exercised this Warrant prior to the closing of a Corporate Transaction or an Initial Public Offering, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 4, without any further action on behalf of the Holder, immediately prior to such closing.

4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Exercise Shares computed using the following formula:

Where

X =	The number of Exercise Shares to be issued to the Holder.

Y =	The number of Exercise Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Exercise Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of an Exercise Share shall mean the average of the closing price of the Exercise Shares quoted in the over-the-counter market in which the Exercise Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Exercise Shares are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Exercise Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company’s Initial Public Offering, the fair market value per Exercise Share shall be the per share offering price to the public of the Company’s Initial Public Offering. If the Exercise Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Exercise Share that the Company could obtain from a willing buyer for Exercise Shares sold by the Company from authorized but unissued Exercise Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

5. Covenants of the Company.

(a) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters or a stock dividend) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b) Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Preferred Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Preferred Stock to such number of shares as shall be sufficient for such purposes.

(c) Registration Rights. The provisions concerning piggyback registration of certain Registrable Securities held by the Holder that are set forth on Exhibit 1 attached to this Warrant are incorporated into and made a part of this Warrant.

6. Adjustment of Exercise Price and Number of Exercise Shares. The number and kind of Exercise Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Preferred Stock, by split-up or otherwise, or combine its Preferred Stock, or issue additional shares of its Preferred Stock as a dividend with respect to any shares of its Preferred Stock, the number of Exercise Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Exercise Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 6(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Exercise Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Exercise Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Exercise Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

7. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

8. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Exercise Shares, including (without limitation) the right to vote such Exercise Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Purchase Agreement, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

9. Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained in the Purchase Agreement (including but not limited to Sections 6.7 and 8.13), this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants.

10. Governing Law; Arbitration. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware. Any unresolved controversy or claim arising out of or relating to this Warrant, except as (a) otherwise provided in this Warrant, or (b) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Warrant and who is chosen by the AAA. The arbitration shall take place in Wilmington, Delaware, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.

11. Successors and Assigns. The terms and provisions of this Warrant and the Purchase Agreement shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

12. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 13):

If to the Company:	Anebulo Pharmaceuticals, Inc.
1415 Ranch Road 620 South,
Suite 201
Lakeway, Texas 78734
Attention: CEO

If to Holder:	At the address shown on the signature page hereto.

14. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Warrant, the resolution of any controversy or claim arising out of or relating to this Warrant and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

15. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

ANEBULO PHARMACEUTICALS, INC.

By:	/s/ Daniel Schneeberger
Name:	Daniel Schneeberger
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER:

/s/ Aron English
Name:	Aron English

EXHIBIT 1 TO WARRANT

1. Definitions. For purposes of this Exhibit:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.3 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.4 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.5 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

NOTICE OF EXERCISE

ANEBULO PHARMACEUTICALS, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

[ ]	__________ shares of Preferred Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Exercise Shares in full, together with all applicable transfer taxes, if any.

[ ]	Net Exercise the attached Warrant with respect to __________ Exercise Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 of the Purchase Agreement are true and correct as of the date hereof.

HOLDER:

Date:	By:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.
Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:__________________________________________________________________________________________

(Please Print)

Address:________________________________________________________________________________________

(Please Print)

Dated:______________________________________________

Holder’s Signature:________________________________________________________________________________

Holder’s Address:_________________________________________________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.